CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust II and to the use of our report dated January 28, 2015 on the financial statements and financial highlights of Innealta Capital Country Rotation Fund and Innealta Capital Sector Rotation Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the November 30, 2014 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 24, 2015